Exhibit 10.1

                              Net Related, Inc.
                              Service Agreement

      This Service Agreement is made as of the 15th day of May, 2000 and entered into between Net Related Inc., an Alabama corporation ("NRI") and USA Star, a Kentucky based LLC. ("Client").

                                  Recitals:

      Whereas Client is an Internet Service Provider for which Client desires NRI to perform certain Services (hereinafter defined); and

      Whereas NRI desires to perform such Service on the terms and conditions set forth in this Service Agreement;

      Now, therefore, in consideration of the mutual promises set forth herein, the parties agree as follows:

                                 Agreements:

      1. Definitions. For purposes of this Service Agreement, the following definitions shall apply;

            1.10. Billing File Service. Billing File Service shall mean linking or providing files to a bank and/or credit card processor of your choice. We provide appropriately formated files and communicate to you the totals fo each billing cycle. Further we work with you to "suspend" users that have failed to make payment.

            1.20. Total Billing Service. Total Billing Service shall mean providing the people and the facilities to manage all billing functions.
These functions include accounting, reconciliation, maintenance of accounts, bank and merchant processing services, reject handling, bad debt collection, all processing fees which include settlement fees, bank fees, merchant processing fees, etc. That is, this service places NRI in a position which they accept total liability and responsibility regarding the billing function. Client will determine pricing methodology. NRI will simply remit a net check equal to the amount billed to the Client's customer minus all NRI and Internet network

            1.30. E-mail Service. Email Service shall mean providing email service to the Client's ISP subscribers. Each of Client's subscribers must establish an email account through NRI..

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            1.40.  Technical Support Service.  Technical Support Service shall mean providing the people and the facilities to answer telephone calls from Client's subscribers or potential subscribers. Client will provide to NRI the information to be provided to Client's subscribers. NRI will also provide information tot he Client about the frequency and duration of calls from Client's customers. NRI will provide its Services 24 hours a day, 7 days a week.

            1.50. Customer Support Service. Customer Support Service shall mean providing the people and the facilities to answer telephone calls from Client's subscribers or potential subscribers. NRI will resolve, or escalate to Client for resolution, calls pertaining, but not limited to, suspended or blocked user ID, access to the system and billing information. NRI will also provide information to the Client about the frequency and duration of calls from Client's customers. NRI will provide its Services 24 hours a day, 7 days a week. Client must provide assistance to resolve escalated calls beyond NRI's knowledge.

            1.60. Hosting Service. Hosting Service shall mean providing the people and the facilities to maintain Client provided hardware and/or software to facilitate connectivity for authentication and e-mail services for Client's subscribers.

            1.70. CD ROM Service. CD ROM Service shall mean the design and creation of master dialer and browser software customized for Client and/or each of Client's customers. Customization shall be defined as a) Client defined customization to top browser bar, favorites, logo and home b) physical label of CD ROM which shall display Client defined logos and instructions for use. Client must provide set-up instructions as required by NRI. NRI will be responsible for hardware consumables. NRI will further mass-produce CD ROMs as needed.

            1.80. Free E-Mail Service. Free E-Mail Service shall mean the provisioning of e-mail accounts for Clients' non-ISP users and/or additional e-mail accounts beyond the one included with each ISP user. No Technical of Customer support shall be provided for these free e-mail users.

            1.90. Service. Service shall mean the provision by NRI to Client of one or more of the following: Billing File Service, Total Billing Service, Email Service, Technical Support Service, Customer Support service, Hosting Service, CD ROM Service and/or Free E-Mail Service. All fees are per user unless otherwise noted.

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      2.  Cost of Service.  In exchange for NRI's Service, Client agrees to pay NRI the amount noted below for each Client subscriber per month.

                                                             Client Initials

      Set-Up Fee                                    $7,000    ______________
      ----------

            Includes 2 Compaq Servers, switches, routers and Realm Creation NT, SQL, Rodopi, Critical Path, CSI and other software
            Creation of the master USA Star CD Rom
            Creation of the USA Star customized browser
            All tasks associated with testing, project management and
                 implementation

Term

3 year term with 1-year automatic renewals.

50,000 Minimum End-User Commitment by 12 months


Net Related VISP Program
----------------------------
Subscribers      Cost per Account
-----------      ----------------
50,000           $11.10

      *Total Billing Service

            All transaction, settlement, collection, reject processing, etc.
               fees are included. Paper invoices are charged at .75 each invoice.

   Monthly Per User Fee For:
      Unlimited Internet Access via Tier One Network
      RADIUS Hosting
      E-Mail Hosting Service
      Technical Support
      Customer Support
      Tier One Unlimited Internet Access (up to 56K)

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Minimum Monthly Amount

Minimum Monthly Commitment
______________________________________________
Revenue       User Ramp       Months          |
______________________________________________|
$2,775          250             1             |
______________________________________________|
$5,550          500             2             |
______________________________________________|
$11,100        1000             3             |
______________________________________________|
$22,200        2000             4             |
______________________________________________|
$55,500        5000             5             |
______________________________________________|
$111,000      10000             6             |
______________________________________________|
$138,750      12500             7             |
______________________________________________|
$166,500      15000             8             |
______________________________________________|
$277,500      25000             9             |
______________________________________________|
$333,000      30000            10             |
______________________________________________|
$444,000      40000            11             |
______________________________________________|
$555,000      50000            12             |
______________________________________________|

Minimums are "Take or Pay".  Minimums begin in July, 2000.

Status of account will be reviewed on a quarterly basis for the first two quarters and monthly thereafter.


"Free" E-Mail Service
          Per Unique Account per month                  $0.30      ______

      CD ROM Services:
            Mass Production (per order per CD):
            USA Star Logo Physically Applied to CD, Sleeve and Instructions included


            Net Surfer Dialer                                       ______
            0-1,000                                    $2.50
            1,001-2,000                                $1.90
            2,001-5,000                                $1.65
            (minimum requirement of 500 CDs per order)

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Distribution Service:
            NRI will establish and answer an 800 number for USA Star. Each caller may request that a CD ROM be mailed. Fee includes all telephony, human, material and postage related costs.
                  Per CD Mailed                        $2.50          ______


      3. Set-Up Fees. In order for NRI to provide Client the desired service, Client must pay all set-up fees upon contract execution.

      4. Billing. NRI will send Client a monthly bill for Services provided. The bill is due and payable in U.S. dollars within 20 days after its date.
NRI may offer Client a prompt payment discount. Client shall pay NRI a late payment charge of 1.5 percent per month, or the maximum rate permitted by applicable law, whichever is less, on any unpaid amount for each calendar month or fraction thereof that any payment thereof to NRI is in arrears. Client has the right to dispute any portion of the bill. At no time may any disputed amount exceed the sum of the last months bill. If Client does not pay an undisputed bill on time, NRI has the right to terminate its service without any further notice to Client. Client shall pay all shipping charges, taxes (excluding those on NRI's net income) and similar charges (any related interest and penalties) relating to the provision of the Service, except to the extent a valid tax exemption certificate is provided by Client to NRI prior to the delivery of Service

      5. Term of Service. NRI agrees to provide its Service to Client for a period of 2 years beginning May, 2000. After the initial term, this Service Agreement will be reviewed annually at which time cost and terms may change. This Service Agreement will automatically renew for successive 1 year periods unless either party gives the other written notice on non-renewal no less than 30 days before the end of the then current term.

      6. Termination and Cancellation. This Service Agreement may be terminated or canceled by the non-defaulting party, if the other party is in default of any provision hereof and such default is not cured within 30 days after notice is given or if the other party becomes insolvent or seeks protection, voluntarily or involuntarily, under any bankruptcy law. In the event of termination or cancellation of this Service Agreement, NRI may: declare all amounts owned to it to hereunder to be immediately due and payable; and cease performance of all service hereunder without liability to Client.

      7. Notice of Promotional Activity. Client agrees to give NRI 30 days advance written notice of any promotion or marketing activity that may cause the frequency of incoming telephone calls to exceed the average frequency incoming calls for the prior 2 months by more than 10%. Client acknowledges that a promotion or marketing activity that substantially increases the frequency of incoming calls may

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result in NRI not being able to adequately and efficiently handle such calls without advance notice.

      8. NRI and Client Confidential Information. Through their business relationship, NRI and the Client will learn about each other's business and service. NRI and the Client agree that any information one learns about the business or service of the other is confidential and secret and will not be disclosed to any other person or entity without the written permission of the party whose information may be disclosed. Furthermore, Clients data and Clients customer data, is the sole property of Client. NRI has the right to make copies and/or transfer this data as necessary to maintain normal and safe operations. NRI has the right to track, report or sell Client and Client Customer usage, demographic, frequency, call rate, etc. data only if aggregated with other NRI client's data. Except as noted, NRI has NO rights to distribute, sell or otherwise profit from client data. This obligation will continue after this Service Agreement ends.

      9. Negation of Warranty. NRI DOES NOT WARRANT THE SERVICES PERFORMED HEREUNDER OF THE ACCURACY OR CORRECTNESS OF THE RESULTS OF THE SERVICE, AND THERE ARE NO WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

      10. Limitation of Liability. IN NO EVENT SHALL NRI BE LIABLE TO CUSTOMER FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGE OR LOST PROFITS ARISING OUR OR RELATED TO THIS SERVICE AGREEMENT OR THE PERFORMANCE OF SERVICES HEREUNDER OR ANY BREACH THEREOF, EVEN IF NRI HAS BEEN ADVISED OF THE POSSIBILITY THEREOF, NRI'S LIABILITY TO CLIENT HEREUNDER, IF ANY, SHALL IN NO EVENT EXCEED THE TOTAL AMOUNT PAID TO NRI WITHIN THE PAST TWO MONTHS HEREUNDER BY THE CLIENT.

      11. Excusable Delay. NRI shall not be liable to Client for any delay in the performance of Service hereunder or for any failure to perform hereunder if such delays or failures are due to strikes, inclement weather, acts of God or other causes beyond NRI's reasonable control.

      12. Arbitration. All controversies arising out of or relating to this Service Agreement, or any modification thereof, shall be settled by arbitration in Colbert or Lauderdale County, Alabama in accordance with the arbitration rules of the American Arbitration Association.

      13. Interpretation. Words and phrases in this Service Agreement shall be as construed as in the singular or plural as masculine, feminine or neuter gender as appropriate. The titles used in herein are for organizational purposes only and shall

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have no determinative effect upon the rights, interests, and/or duties created in this Service Agreement

      14. Governing Law. This Service Agreement shall be governed, construed and enforced in accordance with the laws of the State of Alabama.

      15. Entire Agreement and Binding Effect. This Service Agreement contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect, and no such representations, inducements, promises or agreements have been made. This Service Agreement shall be binding on all parties hereto and their heirs, successors or assigns.

      16. Severability. The invalidity or unenforceability of a particular provision of this Service Agreement shall not affect the other provisions hereof, and the Service Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

      17. No Partnership or Agency. This Service Agreement does not create a partnership or agency relationship between NRI and the Client. No promise made by Client to a third party is binding upon NRI.

      18. Limitation on Assignment. Client shall not assign its rights under this Service Agreement without the written permission of NRI, which permission will not be unreasonably withheld. NRI shall not assign its rights under this Service Agreement without the written permission of NRI, which permission will not be unreasonably withheld.

      19. Notices. Notices, consents, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by first class mail postage prepaid, addressed to the parties at the address set forth below, or to such other address as the parties shall have last designated by notice to the other party.

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If to Client:                             If to NRI:
------------                              ----------
USA Star, L.L.C                           Net Related, Inc.
101 Beagle Park Loop                      426 Veterans Drive
Madisonville, KY 42431                    Florence, Alabama 35630

      In witness whereof, the undersigned have executed this Service Agreement on the date first written above.


               /s/ Gene Bowlds
By:            ______________________
Name:            Gene Bowlds
Company:         USA Star
Title:           President

               /s/ Kevin Jones
By:            ______________________
Name:            Kevin Jones
Company:         Net Related, Inc.
Title:           President